Exhibit 4(c)(iii)

INTERCONTINENTAL HOTELS GROUP

RULES

ANNUAL PERFORMANCE PLAN

(as amended on 4 December 2019)

Directors’ Adoption:	13 February 2014

Shareholders’ Approval:	2 May 2014

Effective Date:	2 May 2014

Expiry Date:	2 May 2024

TABLE OF CONTENTS

1	Meanings of Words Used		1

2	Administration of the Plan		2

3	Operation of the Plan		3

	3.1	Setting Performance Targets	3

	3.2	Basis of calculation of Performance Payments	3

	3.3	Nature of Performance Payments	3

	3.4	Notification to Participants	3

	3.5	Variation	4

	3.6	Malus and Clawback	4

4	Plan limits		4

	4.2	Exclusions	4

	4.3	Meaning of Allocate	4

5	Voting, dividends and Dividend Equivalents		4

	5.1	Rights	4

	5.2	Dividend Equivalents	4

	5.3	Settling Dividend Equivalents	5

6	Material events before the making of Performance Payments		5

	6.1	New joiners	5

	6.2	Death during the Performance Period	5

	6.3	Good Leaver terminations during the Performance Period	5

	6.4	Other leavers during the Performance Period	6

	6.5	Reconstructions and Takeovers during the Performance Period	6

	6.6	Death after the Performance Period	6

	6.7	Good Leaver terminations after the Performance Period	6

	6.8	Other leavers after the Performance Period	6

	6.9	Reconstructions and Takeovers after the Performance Period	6

	6.10	Date of termination	7

7	Making of Performance Payments		7

	7.1	Calculation of Performance Payments	7

	7.2	Performance Payments in cash	7

	7.3	Performance Payments in Shares	7

	7.4	Timing of APP Deferred Share Awards	7

8	Termination of employment before the Release Date		8

	8.1	Death	8

	8.2	Good Leaver terminations	8

	8.3	Other terminations	8

	8.4	Reconstruction or Takeover	8

9	Release Date		8

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	9.1	Rights	8

	9.2	Dealing restrictions	9

	9.3	Impact of investigation	9

10	Cash alternative		9

11	Reconstructions and Takeovers		9

	11.1	Acceleration of rights	9

	11.2	Exchange of rights	9

	11.3	Other transactions	9

	11.4	Malus and Clawback Policy	10

12	Discretion to reduce Performance Payments		10

	12.1	Committee can reduce Performance Payments	10

	12.2	Circumstances	10

	12.3	Notification	10

13	General		11

	13.1	Notice	11

	13.2	Final and conclusive	11

	13.3	Costs	11

	13.4	Withholding	11

	13.5	Regulations	11

	13.6	Section 409A	11

14	Terms of employment:		11

	14.1	Application	11

	14.2	Not part of employment contract	12

	14.3	No future expectation	12

	14.4	No entitlement	12

	14.5	Decisions	12

	14.6	No compensation	12

	14.7	Waiver	12

	14.8	Third parties	12

	14.9	Separate and independent	13

15	Personal data		13

	15.1	Consent	13

	15.2	Types of processing	13

16	Changes to and termination of the Plan		13

	16.1	Committee powers	13

	16.2	Shareholder approval	13

	16.3	Minor amendments	14

	16.4	Employees’ share scheme	14

	16.5	Termination	14

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17	Operating the Plan overseas	14

18	Governing law	14

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Intercontinental Hotels Group Annual Performance Plan (“APP”) Rules

1	Meanings of Words Used

In these Rules:

“APP Cash Award” means a conditional cash award payable under this Plan.

“APP Deferred Share Award” means any Shares comprised in a Performance Payment, which may be in the form of a Conditional Award or a Forfeitable Award.

“Change in Ownership under Section 409A” means a “change in ownership” within the meaning of US Treasury Regulation Section 1.409A-3(i)(5)(v). In general, a change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined for purposes of Section 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

“Clawback” has the meaning given in the Malus and Clawback Policy.

“Committee” means the Board of Directors of the Company or a duly authorised committee.

“Company” means InterContinental Hotels Group PLC (with registered number 5134420).

“Conditional Award” means an APP Deferred Share Award within Rule 7.3.1.

“Dividend Equivalent” means a cash payment (as defined in Rule 5.2) which, although not a real dividend payment, reflects the economic value of dividends that are paid on real Shares.

“Employee” means, except for the purposes of Rule 14, any employee or former employee of any Group Company.

“Forfeitable Award” means an APP Deferred Share Award within Rule 7.3.2.

“Forfeitable Share Agreement” means the agreement setting out the terms of a Forfeitable Award as required by Rule 7.3.2.

“Good Leaver” and “Good Leaver Reason” means Participants who terminate employment in certain termination situations as described in Rule 6.3.

“Group Company” means:

(i)	the Company;

(ii)	a Subsidiary; or

(iii)	any other company which is associated with the Company and is so designated by the Committee.

“LTIP” means the InterContinental Hotels Group Long Term Incentive Plan as amended from time to time.

“Malus” means:

(i)	the adjustment of a Performance Payment under Rule 12; or

(ii)	where the Malus and Clawback Policy is expressed to apply to a Performance Payment, as set out in the Malus and Clawback Policy.

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“Malus and Clawback Policy” means the Company’s malus and clawback policy (as amended from time to time).

“Participant” means a person who has been selected to participate in the Plan.

“Performance Payment” means an award of an APP Cash Award or an APP Deferred Share Award, or both, made to a Participant in accordance with the Plan. Such Performance Payments may be designated to a particular Performance Payment Cycle.

“Performance Payment Cycle” means the operation of the Plan in a particular year or period or in relation to particular one-off awards;

“Performance Period” means the period set by the Committee for the achievement of the Performance Target. The Performance Period shall not, generally, exceed one financial year.

“Performance Target” means any target specified in relation to a Performance Payment.

“Plan” means The InterContinental Hotels Group Annual Performance Plan constituted by this document as amended from time to time.

“Reconstruction or Takeover” means any takeover or merger, however effected, including a reverse takeover, partial offer or scheme of arrangement sanctioned by the court other than an internal reconstruction or reorganisation which does not involve a significant change in the identity of the ultimate shareholders of the Company.

“Release Date” in relation to Shares under any Forfeitable Award, means the date on which the Participant is entitled to the Shares free of any restrictions, and in relation to any Shares subject to a Conditional Award, means the date on which the Participant becomes entitled to receive the Shares under Rule 9, but in all cases subject to any delay under Rules 9.2 and 9.3 and subject to any advancement under any other provision of the Rules.

“Rules” means these rules as amended from time to time.

“Salary” in relation to a Performance Payment for a financial year, means the basic annual salary in effect on the last day of that financial year excluding all payments additional to basic salary (for example mortgage support allowance, expatriate allowance etc).

“Section 409A” means Section 409A of the US Internal Revenue Code of 1986, as amended.

“Shares” means ordinary shares in the Company, and includes any shares representing them following a Reconstruction or Takeover.

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006.

“US Participant” means a Participant who is or who becomes subject to taxation under the federal income tax rules of the United States of America.

References in the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and include any regulations made under them; and, unless the context otherwise requires, words in the singular include the plural (and vice versa) and words imputing gender include all genders.

2	Administration of the Plan

The Plan shall be operated and administered by the Committee on behalf of the Company. The Committee shall have full authority from the Company to operate the Plan as it considers reasonable in all the circumstances.

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Only Employees may be selected to participate in the Plan. The Committee shall have an absolute discretion as to the selection of Employees for participation in the Plan in respect of any Performance Payment Cycle. The Committee may decide at any time and at its discretion when the Plan shall be operated. Performance Payments may be granted at any time before 2 May, 2024.

3	Operation of the Plan

3.1	Setting Performance Targets

The Committee may set Performance Targets for Participants it selects to participate in any Performance Payment Cycle. However, the Committee may determine that Performance Targets are not necessary for any particular Performance Payment Cycle. The Committee may decide to make Performance Payments if those Performance Targets (if any) are achieved. However, the Committee retains a general discretion to withdraw some or all of the Participants from the Plan or Performance Payment Cycle at any time and not to make any Performance Payments if it considers it reasonable to do so in all the circumstances. These circumstances may, for example, include Company performance, business unit performance, individual performance or any combination of such factors. In the case of individual performance this may include the Participant’s failure or inability to contribute to the management team effort for example if:

3.1.1	the Participant’s personal performance is formally appraised as unsatisfactory; or

3.1.2	the Participant is subject to disciplinary action.

3.2	Basis of calculation of Performance Payments

Any potential Performance Payments shall be calculated as a specified percentage of Salary. Performance Payments given to any individual Participant in any given financial year must not exceed 200% of Salary.

3.3	Nature of Performance Payments

Performance Payments in any Performance Payment Cycle may take the form of APP Cash Awards or APP Deferred Share Awards, or a combination of the two, as the Committee may determine.

An APP Deferred Share Award may take the form of a Conditional Award or a Forfeitable Award and shall be deferred until the Release Date determined by the Committee.

The Committee may determine that there shall be more than one Release Date.

3.4	Notification to Participants

Participants may be notified that they have been selected for participation in the Plan in respect of a Performance Payment Cycle. The notice may include details of:

3.4.1	any Performance Target and any Performance Period;

3.4.2	the percentage of Salary comprising any Performance Payment;

3.4.3	whether any Performance Payment will be an APP Cash Award, an APP Deferred Share award or a combination of the two;

3.4.4	whether any APP Deferred Share Award will be a Conditional Award or a Forfeitable Award;

3.4.5	whether the Malus and Clawback Policy will apply to any Performance Payment; and

3.4.6	the Release Date.

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For Participants who are or who become subject to taxation under the federal income tax rules of the United States of America, the number of Shares that will be subject to a Conditional Award and the number of Shares that will be subject to a Forfeitable Award must be determined at the time the Performance Payments are determined and notified to the Participant under this Rule.

3.5	Variation

The Committee may, at any time after giving notice of participation, vary its terms as regards the operation of the Plan generally or in respect of any Participant and specify any other terms applicable to the operation of the Plan.

3.6	Malus and Clawback

If there is any discrepancy between the Malus and Clawback Policy and the Plan, the Malus and Clawback Policy will prevail.

4	Plan limits

4.1.1	10 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and all other employee share plans operated by the Company.

4.1.2	5 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share plan operated by the Company.

4.2	Exclusions

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in this Rule 4.

4.3	Meaning of Allocate

“Allocate” means granting a right to acquire unissued Shares or to acquire Shares which are held by the Company in treasury or, if there is no such grant, the issue and allotment of Shares or the transfer of Shares from treasury. (However, if at any time the relevant institutional investor guidelines cease to require treasury shares to be taken into account for this purpose, then Allocate shall not include such treasury shares.)

5	Voting, dividends and Dividend Equivalents

5.1	Rights

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares until the Shares are issued or transferred to the Participant or his nominee.

5.2	Dividend Equivalents

Notwithstanding Rule 5.1, the Company may grant a Conditional Award on the basis that the Participant shall receive an amount equal to the declared and payable dividends the record date for which falls between the date the Conditional Award is made and the Release Date (“Dividend Equivalents”),

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multiplied by the number of Shares comprised in the Conditional Award, and adjusted assuming full dividend reinvestment. In the case of a Participant’s death, the relevant period will be extended (if relevant) to the date of issue or transfer to the Participant or his nominee. No shareholder rights or Dividend Equivalents shall attach to APP Cash Awards.

5.3	Settling Dividend Equivalents

Any Dividend Equivalent may be paid in cash or in such whole number of Shares (rounded down) as has a market value (as at the Release Date) as nearly as practicable equal to that amount. The cash will be paid or Shares issued or transferred on the same date as cash is paid or Shares are issued or transferred with respect to the underlying Conditional Award, or such other date as the Committee may determine.

6	Material events before the making of Performance Payments

6.1	New joiners

The Committee may permit an Employee to join the Plan part way through a financial year, on the basis that any Performance Payment is either payable for the full year or pro-rated from the date of entry, at its discretion. The Participant shall be notified of the terms of participation accordingly.

6.2	Death during the Performance Period

If a Participant dies during the Performance Period then, unless the Committee decides otherwise and provided that the Committee has determined that a Performance Payment is payable pursuant to Rule 3.1, the Participant shall receive the Performance Payment as an APP Cash Award (and, for the avoidance of doubt, if any part of the Performance Payment had been designated as an APP Deferred Share Award, it shall be paid as an APP Cash Award) prorated to reflect the proportion of the Performance Period which occurred before the Participant’s death and the Committee will as soon as reasonably practicable procure the payment of the APP Cash Award to the Participant’s personal representatives.

6.3	Good Leaver terminations during the Performance Period

If a Participant’s employment with any Group Company terminates during the Performance Period by reason of:

(i)	ill-health, injury, disability;

(ii)	redundancy;

(iii)	retirement by agreement with the Participant’s employer;

(iv)	the Participant’s employing company being transferred to a person which is not a Group Company; or

(v)	a transfer of the undertaking, or part of the undertaking, in which the Participant works to a person which is not a Group Company;

(each a “Good Leaver Reason”) the Participant shall, provided that the Committee has determined that a Performance Payment is payable pursuant to Rule 3.1, receive a Performance Payment which will be prorated to the date of termination or, exceptionally, to such later date as the Committee may determine. Unless the Committee determines otherwise, the form of the Performance Payment will not be changed from that notified under Rule 3.4. Unless the Committee decides otherwise, there will be no acceleration of settlement as a result of such termination.

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6.4	Other leavers during the Performance Period

If a Participant’s employment with any Group Company terminates during the Performance Period other than because of death or for a Good Leaver Reason, he shall not receive any Performance Payment unless the Committee decides otherwise. If the Committee decides to exercise its discretion to make a Performance Payment in these circumstances, it may prorate the Performance Payment to reflect the proportion of the Performance Period which occurred before the termination and will determine all other terms applicable to the Performance Payment. For US Participants the timing of any settlement of a Conditional Award pursuant to this Rule 6.4 shall be made in a manner consistent with the requirements of Section 409A, if applicable.

6.5	Reconstructions and Takeovers during the Performance Period

If there is a Reconstruction or Takeover during the Performance Period, Performance Payments will be pro-rated to the date of the Reconstruction or Takeover, or such later date as the Committee may determine, and shall consist of an APP Cash Award rather than an APP Deferred Share Award, unless the Committee determines otherwise.

There will be no acceleration of settlement as a result of any such Reconstruction or Takeover, unless the Committee determines otherwise.

6.6	Death after the Performance Period

If a Participant dies after the end of the Performance Period but before Performance Payments have been made under Rule 7, then, unless the Committee decides otherwise and provided that the Committee has determined that a Performance Payment is payable pursuant to Rule 3.1, the Committee will as soon as reasonably practicable procure the awarding and payment of the Performance Payment as an APP Cash Award to the Participant’s personal representatives. For the avoidance of doubt, if any part of the Performance Payment had been designated as an APP Deferred Share Award, it shall be paid as an APP Cash Award.

6.7	Good Leaver terminations after the Performance Period

If a Participant’s employment with any Group Company terminates for a Good Leaver Reason after the end of the Performance Period, but before Performance Payments have been made under Rule 7, provided that the Committee has decided to make Performance Payments, the Participant shall receive a Performance Payment in the form specified under Rule 3.4, unless the Committee determines otherwise. There will be no acceleration of settlement as a result of such termination.

6.8	Other leavers after the Performance Period

If a Participant’s employment with any Group Company terminates after the Performance Period other than for a Good Leaver Reason the Participant shall receive only an APP Cash Award (and for the avoidance of doubt, if any part of the Performance Payment had been designated as an APP Deferred Share Award, Participants shall not receive an APP Deferred Share Award), provided the Committee has decided to make Performance Payments, unless the Committee determines otherwise. There will be no acceleration of settlement as a result of such termination.

6.9	Reconstructions and Takeovers after the Performance Period

If there is a Reconstruction or Takeover during the period between the end of the Performance Period and the making of Performance Payments under Rule 7, Performance Payments will be made in full, and shall consist of an APP Cash Award and not an APP Deferred Share Award, unless the Committee determines otherwise.

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There will be no acceleration of settlement as a result of any such Reconstruction or Takeover, unless the Committee determines otherwise.

6.10	Date of termination

For the purposes of this Rule and Rule 8, a Participant’s employment with a Group Company will not be treated as having terminated until the Participant ceases to be employed by any Group Company. Unless the Committee decides otherwise, in the case of termination for any of the reasons set out in Rule 6.3 (other than retirement) the Participant will be treated as having terminated on the date of actual termination and not at the end of his contractual notice period or severance period.

7	Making of Performance Payments

7.1	Calculation of Performance Payments

As soon as reasonably practicable after the end of the Performance Period, if any, (and if the Committee decides to make Performance Payments) the Performance Target (if any) shall be evaluated, and the amount of each Participant’s Performance Payment shall be calculated.

7.2	Performance Payments in cash

Subject to Rule 9.3, APP Cash Awards shall be paid as soon as reasonably practicable by the Company or, where relevant the Group Company employing the Participant, and in any event within 90 days of the end of the Performance Period (if any). However, US Participants shall receive payment no later than 15 March of the calendar year following the end of the Performance Period.

7.3	Performance Payments in Shares

In respect of each APP Deferred Share Award, the Committee shall determine whether to make it in the form of a Conditional Award or a Forfeitable Award. The relevant number of Shares will be calculated by reference to the market value of the Shares. The market value of the Shares will be taken as the average of the middle market quotation of a Share for the three business days following the announcement of the Company’s results for the relevant financial year or by such other method and for such other days as the Committee may determine.

APP Deferred Share Awards will be granted by deed or in any other manner which is legally enforceable in the relevant jurisdiction.

7.3.1	Conditional Award: The Participant is entitled to receive the relevant number of Shares on the Release Date, provided he remains an Employee of a Group Company until the Release Date.

7.3.2

Forfeitable Award: The relevant number of Shares is transferred to the Participant or his nominee for his absolute benefit but on terms that he may forfeit them if he ceases to be an Employee of a Group Company before the Release Date, and on any other terms contained in the Forfeitable Share Agreement. The Participant must sign the Forfeitable Share Agreement within a specified time, and failure to do so will result in the forfeiture of the Shares, unless the Committee decides otherwise.

7.4	Timing of APP Deferred Share Awards

Subject to any dealing restrictions, APP Deferred Share Awards may only be made within 42 days of:

7.4.1	the day after the announcement of the Company’s results for any period;

7.4.2	any day on which the Directors decide that exceptional circumstances exist which justify the grant of APP Deferred Share Awards;

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7.4.3	any day on which changes to law or regulation affecting employee share plans are announced, made or become effective; or

7.4.4	the lifting of dealing restrictions which prevented the granting of APP Deferred Share Awards during any period specified above.

8	Termination of employment before the Release Date

8.1	Death

If the Participant dies before the Release Date, the Release Date for the Shares comprised in the APP Deferred Share Award will be accelerated, unless the Committee decides otherwise. For any US Participants the Release Date shall be advanced and accelerated to the date that is not more than 60 days after the date of his death.

8.2	Good Leaver terminations

If the Participant’s employment with a Group Company is terminated before the Release Date for a Good Leaver Reason, the employee will continue to participate in the Plan and the Release Date for the Shares comprised in the APP Deferred Share Award will generally not be accelerated. However the Committee may, in its discretion, accelerate the Release Date for some or all of the Shares to the date of termination. However, notwithstanding the above, for any US Participants the Release Date may not be advanced.

8.3	Other terminations

If the Participant ceases to be in the employment of any Group Company before the Release Date for any reason other than Death or a Good Leaver Reason, all Shares subject to Forfeitable Awards are forfeited immediately, and his right to receive Shares pursuant to a Conditional Award on the Release Date is lost, unless the Committee decides otherwise. For US Participants the timing of any settlement of a Conditional Award pursuant to this Rule 8.3 shall be made in a manner consistent with the requirements of Section 409A, if applicable.

8.4	Reconstruction or Takeover

If the Participant’s employment with a Group Company is terminated in connection with a Reconstruction or Takeover before the Release Date, the Release Date in respect of all the Shares comprised in his APP Deferred Share Award will, unless the Committee decides otherwise, be advanced to the date of termination of employment. However, for the APP Deferred Share Award of any US Participants, (i) if the Reconstruction or Takeover is also a Change in Ownership, this Rule 8.4 shall not apply to such APP Deferred Share Award because Rule 11.1 would have already taken effect upon the date of the Reconstruction or Takeover; and (ii) if the Reconstruction or Takeover is not also a Change in Ownership, the Release Date shall not be advanced.

9	Release Date

9.1	Rights

Unless otherwise provided in these Rules, the Participant is entitled to receive the Shares comprised in his Conditional Award on the Release Date.

The Committee shall arrange delivery of the Shares or cash to each Participant or his nominee on, or as soon as reasonably practical after, the Release Date.

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9.2	Dealing restrictions

In the event that the acquisition or disposal of Shares is not permitted by law or by any relevant restrictions, the Release Date will be deferred until the ending of such restrictions unless the Committee decides otherwise. For US Participants, such a deferral shall be effected only to the extent permitted under Section 409A.

9.3	Impact of investigation

If an investigation is ongoing which might lead to Malus and/or Clawback being triggered then, unless otherwise determined by the Committee, the Release Date will be delayed and/or the Participant’s Shares or cash will only be delivered (if at all) as soon as reasonably practical after such investigation has been concluded.

10	Cash alternative

The Committee may decide to satisfy any APP Deferred Share Award by paying an equivalent amount in cash, if it considers in its discretion that this would be appropriate. The Committee will in its discretion determine the appropriate cash amount by any reasonable means.

11	Reconstructions and Takeovers

11.1	Acceleration of rights

In the event of a Reconstruction or Takeover before the Release Date, unless the Committee decides otherwise, the Company will as soon as reasonably practicable deliver to each Participant the Shares in the Conditional Awards and the Participants will become entitled to the Shares subject to a Forfeitable Award free of any restrictions.

For US Participants, the transfer of Shares or payment of cash with respect to a Performance Payment subject to Section 409A may be advanced only if the Reconstruction or Takeover constitutes a Change in Ownership under Section 409A in which case the transfer or payment, as applicable, shall be made upon the date of the Reconstruction or Takeover. For US Participants such a Reconstruction or Takeover that is a Change in Ownership under Section 409A shall always trigger an advancement in time of the transfer of Shares or payment of cash.

11.2	Exchange of rights

In the case of a Reconstruction or Takeover involving the exchange of Shares for shares in another company, or in more than one other company, the Committee may in its discretion determine that no Shares or cash should be transferred, and that instead the Participant’s right to the Shares comprised in a Conditional Award should be replaced by a right to the appropriate number of shares in that other company or companies. The Committee may also determine that any Shares subject to a Forfeitable Award shall remain subject to equivalent restrictions until the Release Date. For US Participants who are subject to Section 409A any such replacement of Shares with shares in that other company or companies, if made, shall be made in a manner consistent with the requirements of Section 409A.

11.3	Other transactions

The Committee has discretion to take such action as it may think appropriate if other events happen which may have an effect on Performance Payments. For a US Participant, no such action shall result in an advancement or additional deferral in time of the transfer of shares or payment of cash with respect to a Performance Payment subject to Section 409A, unless otherwise permitted under Section 409A.

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11.4	Malus and Clawback Policy

If this Rule 11 applies to a Performance Payment, the Committee may determine that the Malus and Clawback Policy will no longer apply to the Performance Payment or will be varied in its application to the Performance Payment.

In relation to any cash or Shares acquired prior to the relevant event, the Malus and Clawback Policy will continue to apply, subject to Committee discretion to disapply or make other such amendments as it so determines.

12	Discretion to reduce Performance Payments

12.1	Committee can reduce Performance Payments

Notwithstanding any other Rule of the Plan, if circumstances occur which, in the reasonable opinion of the Committee, justify a reduction in one or more Performance Payments granted to any one or more Participants, the Committee may in its discretion at any time prior to the Release Date determine (acting fairly and reasonably) that the cash amount payable under a Performance Payment or the number of Shares over which a Performance Payment is granted shall be reduced to such amount or number (including to nil) as the Committee considers appropriate in the circumstances.

12.2	Circumstances

The circumstances in which the Committee may consider that it is appropriate to exercise its discretion under this Rule, include the following:

12.2.1	the misconduct of a Participant which results in or is reasonably likely to result in

(i)	significant reputational damage to the Company, any Group Company or to a relevant business unit (as appropriate);

(ii)	a material adverse effect on the financial position of the Company, any Group Company or to a relevant business unit (as appropriate); or

(iii)	a material adverse effect on the business opportunities and prospects for sustained performance or profitability of the Company, any Group Company or relevant business unit (as appropriate);

12.2.2	a material misstatement or restatement in the Company’s or any Group Company’s audited financial accounts (other than as a result of a change in accounting practice).

12.3	Notification

If the Committee decides to exercise its discretion under this Rule, it shall confirm this in writing to each affected Participant. For the purposes of these Rules:

12.3.1	the Performance Payment shall be deemed to have been granted over the reduced cash amount or reduced number of Shares (as the case may be);

12.3.2	any subsequent release of a Performance Payment shall be determined by reference to this reduced cash amount or reduced number of Shares;

12.3.3

if the cash amount or number of Shares is reduced to nil, the Performance Payment shall be treated as if it had never been granted and a Participant (including a Participant who has left employment before the Release Date other than by reason of death) shall have no rights to any cash amount or Shares.

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13	General

13.1	Notice

Any notice or other document given to any Employee or Participant pursuant to the Plan shall be delivered to him or sent to him by post or by an electronic communication (including by the updating of any web page) at his address according to the records of his employing company. Notices or other documents sent by post shall be deemed to have been given 5 days following the date of posting. Notices or other documents delivered electronically shall be deemed to have been given the day of transmission.

13.2	Final and conclusive

The decision of the Committee in any question of interpretation of the Rules or any dispute relating to or connected with this Plan shall be final and conclusive.

13.3	Costs

The costs of introducing, operating and administering the Plan shall be borne by the Company and the relevant Group Companies.

Each relevant Group Company will, if required by the Company, reimburse the Company for any costs incurred in connection with Performance Payments made to Participants who are employed by it.

13.4	Withholding

The Company, any relevant Group Company and/or any relevant trustee may withhold any amounts or make such arrangements as are necessary to meet any liability to taxation and social security contributions in respect of the Shares, Dividend Equivalents or cash awarded under the Plan. The arrangements may include the sale of some or all of any Shares subject to an APP Deferred Share Award on behalf of the Participant, and the use of the proceeds to discharge the liability.

13.5	Regulations

The Company shall have power from time to time to make or vary regulations for the administration and operation of the Plan provided that they are not inconsistent with these Rules.

13.6	Section 409A

With respect to Performance Payments granted to US Participants, it is intended for such Performance Payments to be exempt from Section 409A and, to the extent such Performance Payments are not so exempt, for such Performance Payments to comply with the requirements of Section 409A. In furtherance of such intent the provisions of the Plan and any Performance Payment document shall be interpreted in a manner that does not result in the imputation of any tax penalty or interest pursuant to Section 409A, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Performance Payment would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Performance Payment document is not warranted or guaranteed.

14	Terms of employment:

14.1	Application This Rule applies:

14.1.1	during an Employee’s employment or employment relationship; and

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14.1.2	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

14.2	Not part of employment contract

Nothing in the Rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations of an Employee are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

14.3	No future expectation

The grant of Performance Payments on a particular basis in any year does not create any right to or expectation of the grant of Performance Payments on the same basis, or at all, in any future year.

14.4	No entitlement

No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

14.5	Decisions

Without prejudice to an Employee’s right to receive the Shares comprised in an APP Deferred Share Award subject to and in accordance with the express terms of the Rules, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Performance Payment. Any and all discretions, decisions or omissions relating to the Performance Payment may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule.

14.6	No compensation

No Employee has any right to compensation for any loss in relation to the Plan, including:

14.6.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

14.6.2	any exercise of a discretion or a decision taken in relation to a Performance Payment or to the Plan, or any failure to exercise a discretion or take a decision;

14.6.3	the operation, suspension, termination or amendment of the Plan.

14.7	Waiver

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including in particular this Rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to receive Shares subject to and in accordance with the express terms of the Rules and the Performance Condition, in consideration for, and as a condition of, the grant of a Performance Payment under the Plan.

14.8	Third parties

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

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14.9	Separate and independent

Each of the provisions of this Rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

15	Personal data

15.1	Consent

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan.

15.2	Types of processing

These include, but are not limited to:

15.2.1	administering and maintaining Participant records;

15.2.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

15.2.3	providing information to future purchasers of the Company or the business in which the Participant works;

15.2.4	transferring information about the Participant to a country or territory outside the European Economic Area.

16	Changes to and termination of the Plan

16.1	Committee powers

Subject as provided in this Rule, the Committee may, in its discretion, amend the Rules or any part of the Plan as it considers appropriate. Variations may affect the terms of Performance Payments which have already been made.

No amendment shall be made to the Rules or to any outstanding Performance Payment which would have the effect of abrogating or altering adversely in any material respect any of the subsisting rights of Participants, except with the consent of the majority of the Participants affected by the proposed amendment.

For a Participant who is or becomes subject to taxation under the federal income tax rules of the United States of America, no amendment of the Plan may result in the advancement or additional deferral in timing of the transfer of shares or payment of cash with respect to a Performance Payment subject to Section 409A except to the extent permitted by Section 409A.

16.2	Shareholder approval

Except as provided in Rule 16.3, the prior approval of the Company in general meeting is required for any proposed change to the Rules to the advantage of present or future Participants which relates to:

16.2.1	the persons to or for whom Performance Payments may be made;

16.2.2	the limitations on the number of Shares which may be allocated under the Plan;

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16.2.3	the individual limit under Rule 3.2;

16.2.4	any rights attaching to Performance Payments or Shares;

16.2.5	the terms of this Rule.

16.3	Minor amendments

The approval of the Company in general meeting is not required for any minor changes to the Rules which are:

16.3.1	to benefit the administration of the Plan;

16.3.2	to comply with or take account of the provisions of any proposed or existing legislation;

16.3.3	to take account of any changes to legislation; or

16.3.4	to obtain or maintain favourable tax, exchange control or regulatory treatment of any Group Company or any present or future Participant.

16.4	Employees’ share scheme

No amendment shall take effect to the extent that it would cause the Plan to cease to be an “employees’ share scheme” as defined in section 1166 of the Companies Act 2006.

16.5	Termination

The Committee shall have discretion to terminate the Plan at any time, without prejudice to subsisting Performance Payments.

17	Operating the Plan overseas

The Plan may be operated by the Company both in the United Kingdom and overseas. If the plan is operated overseas the Committee may vary these Rules as it reasonably considers necessary for legal, tax, regulatory or administrative reasons to facilitate the operation of the Plan.

In order to enable the Plan to operate in other overseas jurisdictions the Committee may decide that when a Participant terminates employment with an employing entity in an overseas jurisdiction or when a Participant relocates outside of an overseas jurisdiction all rights that the Participant may have under the plan may be terminated; accelerated; varied or settled as the Committee thinks reasonable in all the circumstances.

18	Governing law

The Plan is governed by English law and if there is any conflict of laws English law will prevail. All Group Companies and all Participants shall submit to the jurisdiction of the English Courts as regards any matter arising under the Plan.

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